99.1

ANNUAL STATEMENT AS TO COMPLIANCE
New Century Home Equity Loan Trust 2003-3
Asset Backed Pass-Through Certificates

The undersigned, Richard Cimino, President, Loan Servicing of New Century Mortgage Corporation (the "Servicer"), in its capacity as Servicer under that certain Pooling and Servicing Agreement dated as of June 1, 2003 (the "Pooling And
Servicing Agreement') between New Century Mortgage Securities, Inc., as Depositor, the Servicer as Master Servicer and Deutsche Bank National Trust Company, as Trustee, does hereby certify pursuant to Section 3.20 of the Pooling and servicing Agreement that as of the date given below:


i. a review of the activities of the Servicer during the fiscal year ended December 31, 2003 and of its performance under the Pooling and Servicing Agreement has been made under my supervision, and
ii. to the best of my knowledge, based on such review, the Servicer has fulfilled all of its material obligations under the Pooling and Servicing Agreement throughout such year.


IN WITNESS HEREOF, I have hereunto signed my name as of this 10th day of March, 2004.



BY: /s/: Richard Cimino
Richard Cimino
President, Loan Servicing